UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2023

Aeva Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39204	84-3080757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Ellis Street
Mountain View, California		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-7070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AEVA	New York Stock Exchange LLC
Warrants to purchase one share of common stock	AEVA.WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Agreement

Common Stock Financing

On November 8, 2023, Aeva Technologies, Inc. (the “Company”) entered into Subscription Agreements (the “Subscription Agreements”) providing for the purchase of an aggregate of 36,802,299 shares (the “PIPE Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price of $0.58 per PIPE Share (the “Purchase Price”) for an aggregate Purchase Price of approximately $21.4 million (the “Private Placement”). Pursuant to the Subscription Agreements, entities affiliated with Sylebra Capital Limited (“Sylebra”) agreed to purchase 24,795,027 shares of Common Stock for a total purchase price of approximately $14.4 million and Adage Capital Management agreed to purchase 12,007,272 shares of common stock for a total purchase price of approximately $7 million.

The closing of the Private Placement is expected to occur on or about November 9, 2023, subject to customary closing conditions.

The Subscription Agreements include customary representations, warranties and covenants of the parties as well as customary registration rights. The Company expects to use the proceeds from the Private Placement for working capital and general corporate purposes.

The foregoing description of the Subscription Agreements is qualified in its entirety by reference to the Form of Subscription Agreement, which is filed hereto as Exhibit 10.1 and which is incorporated herein by reference.

Standby Equity Purchase Agreement

On November 8, 2023, the Company entered into a Standby Equity Purchase Agreement (the “Facility Agreement”) with entities affiliated with Sylebra. Pursuant to the Facility Agreement, the Company will have the right, but not the obligation, to sell to Sylebra up to $125,000,000 of shares of its preferred stock, at the Company’s request until November 8, 2026, upon the satisfaction of certain conditions described below. Each sale the Company requests under the Facility Agreement (each, an “Advance” and collectively, the “Advances”) may be for a number of shares of preferred stock with an aggregate value of at least $25,000,000 but not more than $50,000,000 (except with Sylebra’s consent).

The rights, preferences and privileges of the preferred stock will be set out in the certificate of designation in substantially the form attached as Exhibit D to the Facility Agreement (the “Certificate of Designations”). When and if issued, the preferred stock will be issued at a price per share of $10,000. Holders of the preferred stock will be entitled to a quarterly dividend at the rate of 7.0% per annum payable in cash or in kind at the option of the Company. The preferred stock will have an initial liquidation preference of 120% of the issuance price, plus accrued dividends. The preferred stock will have no voting rights as a class or series except in such instances as required by Delaware law or certain matters enumerated in the Certificate of Designations related to the protection of the preferred stock.

The preferred stock will be convertible at the option of the holders into a number of shares of Common Stock equal to $10,000 divided by the then-applicable conversion price, which will be equal to the lesser of (i) the average five day closing price from the date of Advance, or (ii) the closing price per share of Common Stock on the date of each Advance subject to certain customary anti-dilution adjustments. At any time after the two year anniversary of any issuance of any series of preferred stock, the Company will have the option to convert all (but not less than all) of any series of then-outstanding preferred stock by paying a make-whole payment, in either stock or cash, equal to three years of dividends, provided that the closing price of the Common Stock exceeds 250% of the then-applicable conversion price for at least 20 out of 30 consecutive trading days prior to the date of conversion. To the extent, if any, a conversion would result any the holder thereof becoming the beneficial owner of more than 19.9% of the Company’s outstanding Common Stock, the Company will issue the Investor a warrant (the “Pre-Funded Warrant”), in the form attached as Exhibit E to the Facility Agreement. The preferred stock will be subject to customary pre-emptive rights.

The Company’s right to request Advances is conditioned upon the Company achieving a minimum of one new passenger auto-OEM or commercial OEM program award with at least a 50,000 unit volume, the trading price of the Common Stock being below $3.00 at the time of the Advance request and other customary conditions. Prior to any Advance, the Company will assess its capital needs and other factors, including the impact of an Advance on the Company’s outstanding executive pledge arrangements.

The Company has agreed to pay Sylebra a facility fee in the amount of $2,500,000, an origination fee in the amount of $625,000, and an administrative fee in the amount of $312,500 and to reimburse Sylebra for its reasonable fees and expenses in connection with the Facility Agreement in an amount not to exceed $350,000. In addition, upon receipt of stockholder approval, the Company will issue to Sylebra the Series A Warrant to purchase 15,000,000 shares of Common Stock at an exercise price of $1.00 (the “Series A Warrant”).

The foregoing description of the terms of the Facility Agreement, the Certificate of Designations, the Pre-Funded Warrant, Series A Warrant and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, which are attached hereto as Exhibit 10.2 and incorporated herein by reference.

Registration Rights Agreement

The Company has entered into a Registration Rights Agreement that provides for certain customary registration rights with respect to shares of the preferred stock, the Series A Warrant, the Pre-Funded Warrant and the shares of the Common Stock issued upon any future conversion thereof (the “Registration Rights Agreement”).

The foregoing description is qualified in its entirety by reference to the Registration Rights Agreement, which is filed hereto as Exhibit 4.1 and which is incorporated herein by reference.

Shareholder Agreement

The Company entered into a Shareholder Agreement (the “Shareholder Agreement”) with Sylebra, whereby for as long as Sylebra and its affiliates beneficially own at least (i) 9% of the Common Stock (on an as converted basis), Sylebra will have the right to nominate one director, who will initially be Chris Eberle and (ii) 14% of the Common Stock (on an as converted basis), Sylebra will have the right to nominate an additional director, who shall be an automotive executive or relevant industry expert. Sylebra has waived its right to designate such additional director until the election of the Class I directors in 2025.

The foregoing description is qualified in its entirety by reference to the Subscription Agreement, which is filed hereto as Exhibit 4.2 and which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, the Company has agreed to issue shares of Common Stock, preferred stock, Series A Warrants and Pre-Funded Warrants. These issuances and sales will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2023, the Board of Directors of the Company (the “Board”) appointed Stefan Sommer to serve as a Class I director effective November 15, 2023. Mr. Sommer will participate in the directors’ compensation plan applicable to international outside directors, which provides for cash compensation of $200,000 with an additional $10,000 cash retainer for service on each committee. In addition, the Company will enter into its standard form of indemnification agreement with Mr. Sommer.

Item 8.01	Other Events.

On November 7, 2023, the Company issued a press release announcing the appointment of Mr. Sommer. The text of the press release is attached hereto as Exhibit 99.1.

Prior to the Private Placement, the Board consented to the beneficial ownership or acquisition by Sylebra of shares of Common Stock entitled to voting rights (the “Voting Shares”) of up to 19.99% of the Company’s total outstanding shares of Common Stock, thereby increasing the percentage of the Voting Shares Sylebra is allowed to beneficially own or acquire from 15% of the Company’s total outstanding shares of Common Stock, pursuant to that certain Letter Agreement, dated as of September 27, 2022, by and between the Company and Sylebra.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

4.1	Registration Rights Agreement, dated as of November 8, 2023 , by and among investment entities affiliated with Sylebra Capital Limited and the Company.

4.2	Shareholder Agreement, dated as of November 8, 2023, by and among the Company and investment entities affiliated with Sylebra Capital Limited.

10.1	Form of Subscription Agreement.

10.2	Standby Equity Purchase Agreement, dated as of November 8, 2023 by and among the Company and investment entities affiliated with Sylebra Capital Limited.

99.1	Press Release, dated November 7, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeva Technologies, Inc.

Date: November 8, 2023	By:	/s/ Soroush Salehian Dardashti
	Name:	Soroush Salehian Dardashti
	Title:	Chief Executive Officer